Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE                   Contact:  Russell Cole or Timothy Felter
                                                  First National Bank of Ipswich
                                                  (978) 356-3700


                    First Ipswich Bancorp Announces Earnings

Ipswich, MA, August 15, 2006 - First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich, today announced earnings for the quarter ended June 30, 2006.

The Company reported a net loss of $649,000 for the quarter ended June 30, 2006 as compared to net income of $8,000 for the quarter ended June 30, 2005. Net interest income was level at $2.6 million in the second quarter of 2006 as compared to the same quarter of 2005. The Company's maintenance of net interest income at $2.6 million, in spite of increasing short-term interest rates, is primarily attributable to the Company's continuing shift of assets from the investment portfolio into loans. The shift of assets was made possible by the Company's purchase in June 2005 of the Boston branch and approximately $43 million of loans associated with the branch. However, the increased level of expenses associated with the purchased branch as well as other overhead expenses more than offset stable net interest income. Basic and diluted earnings (loss) per share for the quarters ended June 30, 2006 and June 30, 2005 were $(0.29) per share and $0.00 per share, respectively.

The Company reported a net loss of $832,000 for the six months ended June 30, 2006 as compared to net income of $155,000 for the six months ended June 30, 2005. Net interest income was up slightly to $5.35 million for the first six months of 2006 as compared to $5.28 million for the same period of 2005. The increased level of expenses associated with the purchased branch as well as other overhead expenses during the first six months of 2006 (as compared to the same period of 2005) offset the stable net interest income for such period by $3.6 million (as compared to $2.1 million for the same period of 2005). Basic and diluted earnings (loss) per share for the six months ended June 30, 2006 and June 30, 2005 were $(0.37) per share and $0.07 per share, respectively.

A major contributor to the loss was the establishment of a valuation reserve of $286,000 associated with real estate held for sale. The real estate is associated with the Boston branch purchase in June 2005. It is anticipated that the real estate will be sold before the end of 2006.

The Company reported assets of $398.4 million, which represents growth of $4.0 million since December 31, 2005 and a decrease of $11.1 million since June 30, 2005. During the six months ended June 30, 2006 total loans increased by $13.3 million to $249.6 million; during the twelve months ended June 30, 2006, loans increased by $23.1 million. Deposits totaled $294.8 million at June 30, 2006. Deposits increased by $35.9 million during the six months ended June 30, 2006 and increased by $51.3 million during the twelve month period since June 30, 2005. The increase in deposits was primarily attributable to the CD specials the Bank offered during the second quarter of 2006.

Commenting on the Company's results, Russell G. Cole, President and Chief Executive Officer, stated, "I am looking forward to working with the management team to return the Company to profitability. We are continuing to work diligently to control and reduce overhead costs." Mr. Cole also stated, " Compliance with the June 2006 Formal Agreement between the Bank and its primary regulator, the Office of the Comptroller of the Currency, will entail a significant amount of time and expense. The Board and management are committed to complying with the Formal Agreement while implementing a disciplined strategy and vision to return the Company to profitability."


Financial Highlights (un-audited)

                                  Three months ended June 30,              Six months ended June 30,
                               ----------------------------------      ----------------------------------
                                    2006               2005                 2006               2005
                               ---------------    ---------------      ---------------    ---------------
                                                 (In thousands, except per share data)
Net income (loss)                   ($649)                $8               ($832)                $155
Earnings (loss) per share:
   Basic                           ($0.29)             $0.00              ($0.37)               $0.07
   Diluted                         ($0.29)             $0.00              ($0.37)               $0.07
Weighted average shares
outstanding:
   Basic                            2,220              2,220               2,220                2,220
   Diluted                          2,220              2,220               2,220                2,220

First Ipswich Bancorp is the bank holding company of The First National Bank of Ipswich, a national banking institution established in 1892. Headquartered in Ipswich, Massachusetts, approximately 25 miles northeast of Boston, The First National Bank of Ipswich operates eleven full-service offices in the Massachusetts communities of Ipswich, Gloucester, Essex, Newburyport, Rowley, Beverly, Boston, and Cambridge, and the New Hampshire communities of Londonderry and Portsmouth. The First National Bank of Ipswich offers a wide array of personal and commercial banking products and services.

This press release may contain "forward-looking statements." Words such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace generally, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, a deterioration in general economic conditions on a national basis or in the local markets in which Bancorp operates, the Bank's continued ability to attract and retain deposits, the risk that difficulties will arise in connection with the integration of the operations of acquired businesses with the operations of Bancorp's banking or investment management businesses, the Company's ability to control costs, new accounting pronouncements, the Bank's continued ability to comply with existing and future regulatory requirements, and the Bank's ability to comply with its Formal Agreement with the Office of the Comptroller of the Currency. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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